Exhibit 4.1

DESCRIPTION OF SECURITIES

Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Annual Report on Form 10-K to which this Description of Securities is an exhibit.

COMMON STOCK, $0.001 PAR VALUE PER SHARE

Under the terms of Sierra’s Second Articles of Amendment and Restatement of Sierra, as supplemented and amended by those certain Articles Supplementary, which were accepted for record by the State of Department of Assessments and Taxation for the State of Maryland on October 5, 2015 (the “Charter”), Sierra’s authorized capital stock consists solely of 250,000,000 shares of common stock, par value $0.001 per share. Under the terms of the Charter, Sierra’s board of directors (the “Board”) is authorized to classify and reclassify any unissued shares of stock into other classes or series of stock, and to cause the issuance of such shares, without obtaining stockholder approval. In addition, as permitted by the MGCL, but subject to the 1940 Act, the Charter provides that the Board, without any action by its stockholders, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that Sierra has authority to issue. Under the MGCL, its stockholders generally are not personally liable for Sierra’s debts or obligations.

All policies shall be equally applicable and enforceable to each stockholder, including but not limited to those pertaining to liquidation, conversion and redemption rights. No shares of common stock are subject to further calls or to assessments, sinking fund provisions, obligations of Sierra or potential liabilities associated with ownership of the security (not including investment risks).

Under the terms of the Charter, all shares of common stock, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable. Distributions may be paid to the holders of common stock, as and when authorized by the Board and declared by the Board out of funds legally available therefor. Except as may be provided by the Board in setting the terms of classified or reclassified stock, shares of common stock will have no preemptive, exchange, conversion or redemption rights and will be freely transferable, except where their transfer is restricted by federal and state securities laws or by contract. In the event of Sierra’s liquidation, dissolution or winding up, each share of a class of common stock would be entitled to be paid, out of the assets of Sierra that are legally available for distribution to our stockholders after Sierra pays or makes reasonable provisions for the payment of all claims and obligations and subject to any preferential rights of holders of preferred stock, if any preferred stock is outstanding at such time. Each share of common stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors, and subject to the express terms of any class or series of preferred stock, holders of common stock shall have the exclusive right to vote on all matters as to which a stockholder is entitled to vote pursuant to applicable law at all meetings of stockholders provided, however, that the holders of common stock will have exclusive voting rights on an amendment to the Charter that would alter only the contract rights, as expressly set forth in the Charter. There will be no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of common stock will be able to elect all of Sierra’s directors, provided that there are no shares of any other class or series of preferred stock outstanding entitled to vote in the election of directors, and holders of less than a majority of such shares will be unable to elect any director.

Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

Despite the above provisions of Maryland law, the Charter provides that (i) any present or former director or officer; (ii) any individual who, while a director or officer and at Sierra’s request, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, or partner; or (iii) SIC Advisors or any of its affiliates acting as an agent for Sierra (each such person, an “Indemnitee”) shall not be entitled to indemnification (including reasonable attorneys’ fees and amounts reasonably paid in settlement) for any liability or loss suffered by Sierra, nor shall an Indemnitee be held harmless for any loss or liability suffered by Sierra, unless each of the following conditions are met: (1) the Indemnitee has determined, in good faith, that the course of conduct which caused the loss or liability was in Sierra’s best interests, (2) the Indemnitee was acting on behalf of or performing services for Sierra, (3) the liability or loss suffered was not the result of (A) negligence or misconduct, in the case that the Indemnitee is SIC Advisors or an affiliate thereof acting as Sierra’s agent, or an officer of Sierra, or (B) gross negligence or willful misconduct, in the case that the Indemnitee is a director of Sierra (and is not also an officer of Sierra, SIC Advisors or an affiliate thereof) and (4) the indemnification or agreement to hold harmless is only recoverable out of Sierra’s net assets and not from Sierra Stockholders.

Maryland law requires a corporation (unless its charter provides otherwise, which the Charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity against reasonable expenses incurred in the proceeding in which the director or officer was successful. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Provisions of MGCL and the Charter and the Bylaws

MGCL, the Charter and Sierra’s bylaws (the “Bylaws”) contain provisions that could make it more difficult for a potential acquirer to acquire Sierra by means of a tender offer, proxy contest or otherwise. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Sierra to negotiate first with the Board. Sierra believes that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.

Election of Directors

As permitted by MGCL, Sierra’s directors will be elected by a plurality of all votes cast by holders of the outstanding shares of stock entitled to vote at a meeting at which a quorum is present. Thus, stockholders have the sole power to elect directors (except to fill vacancies, as discussed further below).

Classified Board of Directors

The Board is divided into three classes of directors serving staggered three-year terms. At each annual meeting of stockholders, the successors to the class of directors whose term expires at such meeting will be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Each director holds office for the term to which he or she is elected and until his or her successor is duly elected and qualifies. Sierra believes that the longer time required to elect a majority of a classified board of directors will help to ensure the continuity and stability of its management and policies.

Number of Directors; Vacancies; Removal

The Charter provides that the number of directors is five, which number may be increased or decreased by the Board in accordance with the Bylaws. The Bylaws provide that a majority of the Board may at any time increase or decrease the number of directors. The Bylaws provide that the number of directors may never be less than three or more than twelve. Except as may be provided by the Board in setting the terms of any class or series of preferred stock, and pursuant to an election in the Charter, pursuant to Section 3-804(c) of the MGCL, any and all vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies, subject to any applicable requirements of the 1940 Act.

Stockholders may only remove a director with cause by the affirmative vote of a majority of all the votes entitled to be cast in the election of directors.

Sierra currently has a total of five members on the Board, three of whom are not “interested person” (as defined in Section 2(a)(19) of the 1940 Act) of the Company (“Independent Directors”). The Charter provides that a majority of the Board must be

Independent Directors except for a period of up to 60 days after the death, removal or resignation of an Independent Director pending the election of his or her successor.

Action by Stockholders

MGCL provides that stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous consent in lieu of a meeting. Although the MGCL allows Maryland corporations to authorize informal stockholder action by the written consent of less than all stockholders entitled to vote, the Charter does not contain such a provision. This, combined with the requirements of the Bylaws regarding the calling of a stockholder requested special meeting discussed below, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

The Bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to the Board and the proposal of business to be considered by stockholders may be made only (a) pursuant to Sierra’s notice of the meeting, (b) by or at the direction of the Board or (c) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the Bylaws. With respect to a special meeting, only the business specified in the notice of the meeting may be brought before the meeting. Nominations of persons for election to the Board at a special meeting may be made only (a) pursuant to the notice of the meeting, (b) by the Board or (c) provided that the Board has determined that directors will be elected at the meeting, by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the Bylaws.

The purpose of requiring stockholders to give Sierra advance notice of nominations and other business is to afford the Board a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by the Board, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although the Bylaws do not give the Board any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to Sierra and its stockholders.

Calling of a Special Meeting

The Bylaws provide that a special meeting may be called by the Board and certain officers. In addition, the Charter and the Bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting will be called by the secretary of the corporation upon the written request of stockholders entitled to cast 10% or more of the votes entitled to be cast at the meeting.

Access to Records

Any stockholder will be permitted access to all of Sierra’s records to which they are entitled under applicable law at all reasonable times and may inspect and copy any of them for a reasonable copying charge. Inspection of Sierra records by the office or agency administering the securities laws of a jurisdiction will be provided upon reasonable notice and during normal business hours.

Under the MGCL, stockholders are entitled to inspect and copy, upon written request during usual business hours, the following corporate documents: (i) the Charter, (ii) the Bylaws, (iii) minutes of the proceedings of stockholders, (iv) annual statements of affairs, and (v) any voting trust agreements. A stockholder may also request access to any other corporate records, which may be evaluated solely in the discretion of the Board.

Additionally, under the Charter and the Bylaws, an alphabetical list of the names, addresses and telephone numbers of stockholders, along with the number of shares of common stock held by each of them, will be maintained as part of Sierra’s books and records and will be available for inspection by any stockholder or by a stockholder’s designated agent at the office. A stockholder may request a copy of the stockholder list in connection with matters relating to voting rights and the exercise of stockholder rights under federal proxy laws. A stockholder requesting a list will be required to pay reasonable costs of postage and duplication.

In addition to the foregoing, stockholders have rights under Rule 14a-7 under the Exchange Act, which provides that, upon the request of investors and the payment of the expenses of the distribution, Sierra is required to distribute specific materials to stockholders in the context of the solicitation of proxies for voting on matters presented to stockholders or, at Sierra’s option, provide requesting stockholders with a copy of the list of stockholders so that the requesting stockholders may make the distribution of proxies themselves. A stockholder may also request access to any other corporate records. If a proper request for the stockholder list or any other corporate records is not honored, then the requesting stockholder will be entitled to recover certain costs incurred in compelling the production of the list or other requested corporate records as well as actual damages suffered by reason of the refusal or failure to produce the list. However, a stockholder will not have the right to, and Sierra may require a requesting stockholder to represent that it will not, secure the stockholder list or other information for the purpose of selling or using the list for a commercial purpose not related to the requesting stockholder’s interest in Sierra’s affairs. Sierra may also require such stockholder to sign a confidentiality agreement in connection with the request.

Approval of Extraordinary Corporate Action; Amendment of the Charter and the Bylaws

Under the mandatory provisions of MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless first declared advisable by the Board and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Thus, under the mandatory provisions of Maryland law, stockholders are not permitted to vote on (1) amending the Charter, (2) causing the dissolution or termination of Sierra, or (3) selling or substantially all of Sierra’s assets other than in the ordinary course of business or causing the merger or other reorganization of Sierra, unless the Board has first declared such matters advisable. However, the Board is also required to obtain, as a matter of law, the approval of stockholders before Sierra may engage in any such transactions.
Generally, under the Charter, actions that require approval of a majority of stockholders includes:

•    Amending the Charter;
•    Amending Sierra’s investment advisory agreement;
•    Amending Sierra’s administration agreement;

•	Approving or disapproving the sale of all or substantially all of Sierra’s assets when such sale is to be made other than in the ordinary course of Sierra’s business;
•    Causing a merger or other reorganization of Sierra;
•    Dissolving Sierra; and
•    Removing SIC Advisors and electing a new investment adviser.

Notwithstanding the foregoing, amendments to the Charter to make Sierra’s common stock a “redeemable security” or to convert Sierra, whether by merger or otherwise, from a closed-end company to an open-end company must be approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled cast on the matter.

The Charter also provides that the Board will have the exclusive power to make, alter, amend or repeal any provision of the Bylaws.
Without the approval of a majority of stockholders, SIC Advisors may not:

•	Amend Sierra’s investment advisory agreement except for amendments that would not adversely affect the interests of its stockholders;

•	Voluntarily withdraw as SIC Advisors unless such withdrawal would not affect Sierra’s tax status and would not materially adversely affect Sierra’s stockholders;
•    Appoint a new investment adviser;
•    Sell all or substantially all of Sierra’s assets other than in the ordinary course of business; and
•    Cause the merger or any other reorganization of Sierra.

Notwithstanding the foregoing, the Charter also provides certain voting rights for stockholders, including the right to direct that the Board to cause Sierra to (i) amend the Charter, (ii) dissolve Sierra, (iii) approve the sale of all or substantially all of the assets of Sierra, or (iv) cause the merger or other reorganization of Sierra.

No Appraisal Rights

In certain extraordinary transactions, MGCL provides the right to dissenting stockholders to demand and receive the fair value of their shares, subject to certain procedures and requirements set forth in the statute. Those rights are commonly referred to as appraisal rights or, under the MGCL, rights of an objecting stockholder. Except with respect to appraisal rights arising in connection with the Control Share Acquisition Act, defined and discussed below, as permitted by MGCL, and similar rights in connection with a proposed roll-up transaction, the Charter provides that stockholders will not be entitled to exercise appraisal rights.

Control Share Acquisitions

MGCL provides that holders of control shares of a Maryland corporation acquired in a control share acquisition have no voting rights with respect to control shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, referred to as the Control Share Acquisition Act. Shares owned by the acquirer, or by officers or directors who are employees of the corporation, are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•    one-tenth or more but less than one-third;
•    one-third or more but less than a majority; or
•    a majority or more of all voting power.

The requisite stockholder approval must be obtained each time an acquirer crosses one of the thresholds of voting power set forth above. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the Board of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement, as required by the statute, then the corporation may repurchase for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to repurchase control shares is subject to certain conditions and limitations, including, as provided in the Bylaws, compliance with the 1940 Act. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The Control Share Acquisition Act does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of a corporation.

The Bylaws contain a provision exempting from the Control Share Acquisition Act any and all acquisitions by any person of shares of common stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future. However, Sierra will amend the Bylaws to be subject to the Control Share Acquisition Act only if the Board determines that it would be in Sierra’s best interest and if the SEC staff does not object to Sierra’s determination that being subject to the Control Share Acquisition Act does not conflict with the 1940 Act.

Business Combinations

Under Maryland law, certain “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder, which is referred to as the Business Combination Act. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•    any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or

•
an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under this statute if the Board approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the Board may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five -year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the Board of the corporation and approved by the affirmative vote of at least:
•    80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•
two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the Board before the time that the interested stockholder becomes an interested stockholder.

The Board has adopted a resolution that any business combination between Sierra and any other person is exempted from the provisions of the Business Combination Act, provided that the business combination is first approved by the Board, including a majority of Independent Directors. This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, or the Board does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of Sierra and increase the difficulty of consummating any offer.

Additional Provisions of Maryland Law

Maryland law provides that a Maryland corporation that is subject to the Exchange Act and has at least three outside directors can elect by resolution of the board of directors to be subject to some corporate governance provisions that may be inconsistent with the corporation’s charter and bylaws. Under the applicable statute, a board of directors may classify itself without the vote of stockholders. A board of directors classified in that manner cannot be altered by amendment to the charter of the corporation. Further, the board of directors may, by electing into applicable statutory provisions and notwithstanding the articles of incorporation or bylaws:
•    reserve for itself the right to fix the number of directors;
•    provide that a director may be removed only by the vote of the holders of two-thirds of the stock entitled to vote;
•    retain for itself sole authority to fill vacancies created by the death, removal or resignation of a director; and

•
provide that all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors, in office, even if the remaining directors do not constitute a quorum.

In addition, if the board of directors is classified, a director elected to fill a vacancy under this provision will serve for the balance of the unexpired term instead of until the next annual meeting of stockholders. A board of directors may implement all or any of these provisions without amending the articles of incorporation or bylaws and without stockholder approval. A corporation may be prohibited by its charter or by resolution of its board of directors from electing any of the provisions of the statute. Sierra is not prohibited from implementing any or all of the statute.

Pursuant to the Charter, Sierra has elected to be subject to a specific provision of the statute such that, at all times that Sierra is eligible to make that election, all vacancies on the Board resulting from an increase in the size of the board or the death, resignation or removal of a director may be filled only by the affirmative vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum. That election by the Board is subject to applicable requirements of the 1940 Act and subject to any provisions of a class or series of preferred stock established by the Board, and provided that Independent Directors shall nominate replacements for any vacancies among the Independent Directors’ positions. While certain other of the provisions available for election under the statute are already contemplated by the Charter and the Bylaws, the law would permit the Board to override further changes to the Charter or the Bylaws.

Limited Repurchase Rights

The Charter contains provisions governing Sierra’s share repurchase program (the “Sierra Share Repurchase Program”) and Sierra’s repurchase of shares upon the death or disability of a stockholder. These repurchase obligations terminate, among other times, on the date that Sierra’s common stock is listed on a national securities exchange.

Repurchase Upon Death or Disability

In the event of the death or disability of a stockholder, Sierra will repurchase the shares of common Stock held by such stockholder, upon such shares being under the Share Repurchase Program, presented to Sierra for repurchase, at a price equal to the NAV per share of shares of common stock as disclosed in the most recently filed periodic report filed with the SEC immediately following the death or disability of such stockholder. However, Sierra will not be obligated to repurchase shares if more than 360 days have elapsed since the date of the death or disability of a stockholder and, in the case of disability, if the stockholder fails to provide an opinion of a qualified independent physician. For purposes of this repurchase right, a disability will be deemed to have occurred when a stockholder suffers a disability for a period of time, as determined by the Board and confirmed by a qualified independent physician. The Board will have no obligation to repurchase shares if it would cause Sierra to violate federal law or Maryland law. Moreover, the Board has the right to suspend or terminate this repurchase right to the extent that it determines that it is in Sierra’s best interest to do so. Finally, this repurchase right will terminate on the date that the common stock is listed on a national securities exchange or are included for quotation in a national securities market. All shares to be repurchased under the Share Repurchase Program must be (i) fully transferable and not be subject to any liens or other encumbrances and (ii) free from any restrictions on transfer. If Sierra determines that a lien or other encumbrance or restriction exists against the shares requested to be repurchased, Sierra will not repurchase any such shares. Notwithstanding the suspension of the Share Repurchase Program under the Amended MCC Merger Agreement, the Board has approved the repurchases of shares of Sierra’s common stock from its stockholders who have requested repurchase in connection with such stockholder’s death or disability.

Conflict with the 1940 Act

The Bylaws provide that, if and to the extent that any provision of MGCL, including the Control Share Acquisition Act (if Sierra amends the Bylaws to be subject to the Control Share Acquisition Act) and the Business Combination Act, or any provision of the Charter or the Bylaws conflicts with any provision of the 1940 Act, the applicable provision of the 1940 Act will control.